UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2012

AIRTOUCH COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-146478	20-8820679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1401 Dove Street, Suite 330 Newport Beach, California 92660
(Address of principal executive offices)

(949) 825-6570
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                      Entry Into a Material Definitive Agreement.

On October 19, 2012, AirTouch Communications, Inc. (the “Company”) entered into a Note Purchase Agreement with an unaffiliated investor pursuant to which the Company issued and sold an unsecured promissory note for $2,000,000. The note is in the original principal amount of $2,000,000 and bears interest on the unpaid principal amount at the rate of fifteen percent (15%) per annum.  Interest on the unpaid principal amount is payable monthly in arrears and the principal and any remaining accrued and unpaid interest is due and payable on August 17, 2013; provided, that the Company shall be required to apply against the principal amount a portion of the proceeds from the sale of the Company’s wireless communication devices and 50% of the proceeds received from the sale of the Company’s equity securities.

As additional consideration for the $2 million loan, the Company issued to the investor a warrant to purchase 100,000 shares of the Company’s common stock, over a three year period expiring on October 17, 2015, at an exercise price of $0.75 per share.  The warrant includes customary cashless exercise and anti-dilution provisions.

The Company paid a finder’s fees on the transaction in the amount of $30,000.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2012, the Company issued an unsecured promissory note in the original principal amount of $2,000,000, as more fully described in Item 1.01 above

Item 3.02                      Unregistered Sales of Equity Securities.

On October 19, 2012, the Company issued to one investor an unsecured promissory note in the original principal amount of $2,000,000 and a warrant to purchase 100,000 shares of the Company’s common stock, as more fully described in Item 1.01 above.  The Company paid a finder’s fees on the transaction in the amount of $30,000.  The note and warrant were issued pursuant to Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRTOUCH COMMUNICATIONS, INC.

Dated: October 24, 2012	/s/ Jerome Kaiser
Jerome Kaiser, Chief Financial Officer